Exhibit 99.1

FOR IMMEDIATE RELEASE	Wendy Crites, APR
Corporate Communications
386/418-8888

REGENERATION TECHNOLOGIES DIRECTORS ELECT BRIAN HUTCHISON CHAIRMAN
Strengthens Management Team through Additional Appointments

ALACHUA, Fla., (December 20, 2002) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of precision-tooled orthopedic allografts, announced today that Brian K. Hutchison, RTI’s president and CEO, has been elected to serve as the chairman of the board of directors.

The board also named Roger W. Rose, Jr. as vice president of donor services and Caroline A. Hartill, formerly executive director of quality assurance and regulatory affairs, as vice president of quality assurance and regulatory affairs.

“The board of directors is very pleased to elect Brian as our chairman and name two new vice presidents of the company,” said Philip R. Chapman, a member of RTI’s board of directors since February 1998. “Brian has done an excellent job of leading the turnaround of this company. We have confidence that Brian and his management team will continue this trend of success in the years to come.”

Hutchison, 43, joined RTI as president and CEO in December 2001 from Stryker Corporation, based in Kalamazoo, Mich. In his 12 years with Stryker, he was a change agent in the company’s Medical and Osteonics divisions. In 1999, he was named senior vice president and chief operating officer of Stryker Howmedica Osteonics division and was instrumental in implementing the merger between Pfizer’s Howmedica Division and Stryker’s Osteonics Division. He served most recently as vice president, worldwide product development and distribution.

Rose came to RTI in October 2002 after seven years at Stryker Corporation. He has an extensive background in sales and marketing with 20 years in healthcare companies such as Stryker, Johnson & Johnson, Herman Miller and Nellcor. In his new role at RTI, Rose oversees all relationships with RTI tissue procurement partners.

Hartill joined RTI as executive director of quality assurance and regulatory affairs in 2001. For 15 years prior, she served as a freelance consultant working with many major and start-up biotechnology and medical device companies worldwide. Hartill is a member of the ISO Committee for Medical Device Standards and the Regulatory Affairs Professionals Society (RAPS). In her role at RTI, Hartill oversees quality assurance and regulatory compliance in all aspects of RTI’s operations.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-SeriesTM threaded bone dowels, Cornerstone-SRTM blocks, Opteform® and OptefilTM allograft pastes, Osteofil/RegenafilTM injectable bone paste, FasLataTM fascia lata tissue, and cortical bone pins and interference screws. RTI also holds the patent on the BioCleanseTM process, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting the SEC’s Web site at www.sec.gov.